PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Acquires Medical Office Building in Mount Pleasant, South
Carolina for Approximately $10,325,000

Scottsdale, Arizona (April 7, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded real estate investment trust, announced the completed acquisition of a medical office building on March 31, 2010 located in Mount Pleasant, South Carolina, a suburb of Charleston, for approximately $10,325,000.

The Medical Center at East Cooper is an approximately 60,800 square foot building located on the campus of East Cooper Regional Medical Center. The three story building is 90% leased to 16 tenants. Owned and operated by a subsidiary of Tenet Healthcare Corporation, East Cooper Regional Medical Center has served Mount Pleasant residents since 1986 and is currently operating a new 130-bed hospital that is located near the Medical Center at East Cooper.

“This acquisition expands our South Carolina portfolio to over 1,000,000 square feet with locations adjacent to significant hospitals,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition is consistent with our core objective of acquiring quality on-campus buildings in markets with strong fundamentals.”

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. In 2010, HTA has acquired approximately $146 million in medical office and healthcare-related assets. These assets include a total of nine acquisitions, including HTA exercising its option to purchase the remaining minority interest in an ownership entity of an existing asset, representing approximately 673,000 square feet. Since its formation in 2006, HTA has made 61 geographically diverse acquisitions valued at approximately $1.61 billion based on purchase price, which includes 192 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.1 million square feet, and includes 173 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new building adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Mount Pleasant, South Carolina; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as detailed from time to time in HTA’s periodic reports filed with the Securities and Exchange Commission.